Exhibit 10.1

sECOND AMENDMENT TO CHANGE IN CONTROL AGREEMENT

THIS SECOND AMENDMENT TO CHANGE IN CONTROL AGREEMENT (this “Amendment”) is made on and as of May 31, 2017, by and between Two River Bancorp (“TRB”), a corporation organized under the laws of the State of New Jersey which serves as a bank holding company, with its principal office at 766 Shrewsbury Avenue, Tinton Falls, New Jersey 07724; Two River Community Bank (“TRCB” or “Employer”), a banking corporation organized under the laws of the State of New Jersey which is a wholly owned subsidiary of TRB, with its principal office at 766 Shrewsbury Avenue, Tinton Falls, New Jersey 07724; and Alan B. Turner (“Executive”), whose business address is 766 Shrewsbury Avenue, Tinton Falls, New Jersey 07724.

WHEREAS, TRB, Employer and Executive entered into a Change in Control Agreement (the “Agreement”) as of June 1, 2013, which was amended effective May 29, 2015, and which, as amended, expires by its terms on May 31, 2017; and

WHEREAS, TRB, Employer and Executive wish to amend the death benefit and extend the term of the Agreement.

NOW, THEREFORE, TRB, Employer and Executive, in consideration of the mutual promises set forth in this Amendment, which the parties acknowledge to be sufficient, agree as follows:

1. Section 8 of the Agreement is amended to read as follows:

8. Death Benefits. Upon the Executive’s death during the Contract Period, the Executive shall be entitled to the benefits of any life insurance policy or supplemental executive retirement plan paid for, or maintained by, the Employer, but his estate shall not be entitled to any further benefits under this Agreement; PROVIDED, HOWEVER, that if either (i) at the time of Executive’s death facts which constituted “Good Reason” within the meaning of Section 1d. of this Agreement existed, which facts would have allowed for Employee’s resignation with Good Reason under Section 9 of this Agreement had Executive not died, or (ii) Employer had, prior to Executive’s death, given Executive notice of Executive’s termination without Cause as required by the first full paragraph of Section 9 of this Agreement, then Executive’s death shall be conclusively deemed to be a termination without Cause and Executive’s estate shall be paid the full amount determined by application of Section 9 of this Agreement on that date which is sixty (60) days after Executive’s death, but only upon the execution and delivery by Executive’s representative(s) of a binding release which is satisfactory in enforceability, form and substance to Employer and Employer’s counsel.

2. Section 12a. of the Agreement is amended by deleting “May 31, 2017” and inserting in its stead “May 31, 2019”.

IN WITNESS WHEREOF, and intending to be mutually bound, TRB and TRCB have caused this Second Amendment to Change in Control Agreement to be signed by their respective duly authorized representatives pursuant to the authority of their Boards of Directors, and Executive has personally executed this Agreement, all as of the day and year first written above.

WITNESS:

/s/ Bernice E. Kotza	/s/ Alan B. Turner
Alan B. Turner, individually

ATTEST:	TWO RIVER BANCORP

/s/ Bernice E. Kotza	By:	/s/ William D. Moss
Bernice E. Kotza		William D. Moss
Assistant Corporate Secretary		Chief Executive Officer

ATTEST:	TWO RIVER COMMUNITY BANK

/s/ Bernice E. Kotza	By:	/s/ William D. Moss
Bernice E. Kotza		William D. Moss
Assistant Corporate Secretary		Chief Executive Officer